Pricing Supplement dated August 6, 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  $2,163,000

                              Royal Bank of Canada

                              Buffered Bullish Digital Notes
                              Linked to the iShares(R) MSCI EAFE Index Fund, due August 12, 2010



Royal Bank of Canada is offering the Buffered Bullish Digital Notes (the "Notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully. In particular, you should understand that your return on the Notes will not exceed 15.65% of their Principal Amount.

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Reference Asset:              iShares(R) MSCI EAFE Index Fund

Bloomberg Ticker:             EFA

Currency:                     U.S. Dollars

Minimum Investment:           $1,000 and minimum denominations of $1,000 (the
                              "Principal Amount")

Pricing Date:                 August 6, 2009

Issue Date:                   August 11, 2009

CUSIP:                        78008HDD9

Valuation Date:               August 9, 2010

Digital Coupon:               15.65%

Payment at Maturity (if       The Payment at Maturity will be calculated as
held to maturity):            follows:

                              1. If, at maturity, the Percentage Change is positive, then the investor will receive an amount equal to:

                                     Principal Amount + (Principal Amount
                                              x Digital Coupon)


                              2. If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage (between zero and -10%), then the Payment at Maturity will equal the Principal Amount of your Notes.

                              3. If, at maturity, the Percentage Change is negative, by more than the Buffer Percentage (-10.01% to -100%), then the Payment at Maturity will equal:

                              Principal Amount + [(Principal Amount x
                              (Percentage Change + Buffer Percentage)) x
                              Downside Multiplier]


Percentage Change:            The Percentage Change, expressed as a percentage,
                              is calculated using the following formula:

                                        Final Level - Initial Level
                                        ---------------------------
                                               Initial Level

Initial Level:                $50.97

Final Level:                  The closing price of the Reference Asset on the
                              Valuation Date, as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Maximum Redemption            115.65%, the return on the Notes is capped
Amount:                       subject to the Digital Coupon.

Buffer Percentage:            10%

Buffer Level:                 $45.87 (90% of the Initial Level)

Downside Multiplier:          1.11% (1.11% loss for every 1% decrease below the
                              buffer)

Maturity Date:                August 12, 2010, subject to extension for market
                              and other disruptions, as described in the product prospectus supplement.

Term:                         One (1) year and a day

Principal at Risk:            The Notes are NOT principal protected. You may
                              lose a substantial portion of your Principal
                              Amount at maturity if there is a decrease in the price of the Reference Asset from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:           The United States federal income tax consequences
                              of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the following sentence. By purchasing a note, each holder agrees
                              (in the absence of a change in law, an
                              administrative determination or a judicial ruling to the contrary) to treat the Notes as a prepaid cash-settled derivative contract for U.S. federal income tax purposes.

                              For further discussion of the U.S. federal tax consequences applicable to the Notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the Notes.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issuance Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the Principal Amount of your Notes.

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the prospectus dated January 5, 2007).

Terms Incorporated in         All of the terms appearing above the item
the Master Note:              captioned "Secondary Market" on page p-2 of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The Notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.


                                                                              Per Note          Total
                                                                              --------          -----
   Price to public......................................................         100%       $2,163,000
   Underwriting discounts and commission................................        0.07%       $1,514.10
   Proceeds to Royal Bank...............................................       99.93%       $2,161,485.90


The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the Secondary Market price, if any Secondary Market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $0.70 per $1,000 in Principal Amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of $0.70 per $1,000 in Principal Amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price of the Notes also included a profit of $5.80 per $1,000 in Principal Amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada was $6.50 per $1,000 in Principal Amount of the Notes.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/
a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              HYPOTHETICAL RETURNS

     The examples set out below are included for illustration purposes only. The hypothetical levels of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 10% (Buffer Level is 90% of the Initial Level), a Downside Multiplier of 1.11%, a Digital Coupon of 15.65% and that no extraordinary event has occurred.

     Example 1 - Calculation of the Payment at Maturity where the Percentage Change is positive.

          Percentage Change:             5%
          Payment at Maturity:           At maturity, if the Percentage Change
                                         is positive, then the Payment at
                                         Maturity will equal the Principal
                                         Amount plus the Digital Coupon.

          On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,156.50, an 15.65% return on the Notes.


     Example 2 - Calculation of the Payment at Maturity where the Percentage Change is positive (and greater than the Digital Coupon).

          Percentage Change:             30%
          Payment at Maturity:           At maturity, if the Percentage Change
                                         is positive, then the Payment at
                                         Maturity will equal the Principal
                                         Amount plus the Digital Coupon, even
                                         though the Percentage Change is greater
                                         than the Digital Coupon.

          On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,156.50, an 15.65% return on the Notes.


     Example 3 - Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

          Percentage Change:             -8%
          Payment at Maturity:           At maturity, if the Percentage Change
                                         is negative BUT not by more than the
                                         Buffer Percentage, then the Payment at
                                         Maturity will equal the Principal
                                         Amount.

          On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.


     Example 4 - Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

          Percentage Change:             -15%
          Payment at Maturity:           $1,000 + [($1,000 x (-15% + 10%)) x
                                         1.11%] = $1,000 - $55.50 = $944.50

          On a $1,000 investment, a -15% Percentage Change results in a Payment at Maturity of $944.50, a -5.55% return on the Notes.

                     Information Regarding the Reference Asset

     We have derived all information contained in this pricing supplement regarding the iShares(R) MSCI EAFE Index Fund (the "ETF"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares(R), Inc. ("iShares(R)"), Barclays Global Investors, N.A. ("BGI"), and Barclays Global Fund Advisors ("BGFA"). The iShares(R) MSCI EAFE Index Fund is an investment portfolio maintained and managed by iShares(R). BGFA is the investment adviser to the iShares(R) MSCI EAFE Index Fund. The iShares(R) MSCI EAFE Index Fund is an exchange traded fund that trades on the New York Stock Exchange Arca, Inc. under the ticker symbol "EFA." We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the "Index"). iShares(R) consists of numerous separate investment portfolios, including the iShares(R) MSCI EAFE Index Fund. It is possible that this fund may not fully replicate the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission's website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The iShares(R) MSCI EAFE Index Fund

     The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the Index. The ETF holds equity securities traded primarily in certain developed markets. The Index was developed by Morgan Stanley Capital International Inc. ("MSCI" or the "Index Sponsor") as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.

     As of June 30, 2009, the ETF holdings by country consisted of the following 22 countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Luxembourg, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States.. In addition, as of such date, the ETF's three largest holdings by country were Japan, the United Kingdom and France. As of June 30, 2009, its three largest equity securities were BP PLC, HSBC Holdings PNL and Nestle SA-REG, and its three largest sectors were financials, industrials and consumer discretionary.

     The ETF uses a representative sampling strategy (as described below under "-- Representative Sampling") to try to track the MSCI Underlying Index. In addition, in order to improve its portfolio liquidity and its ability to track the MSCI Underlying Index, the ETF may invest up to 10% of its assets in shares of other iShares(R) funds that seek to track the performance of equity securities of constituent countries of the MSCI Underlying Index. BGFA will not charge portfolio management fees on that portion of the ETF's assets invested in shares of other iShares(R) funds.

Representative Sampling

     The ETF pursues a "representative sampling" strategy in attempting to track the performance of the MSCI Underlying Index, and generally does not hold all of the equity securities included in the MSCI Underlying Index. The ETF invests in a representative sample of securities in the MSCI Underlying Index, which have a similar investment profile as the MSCI Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Underlying Index.

Correlation

     The Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called "tracking error." The ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the MSCI Underlying Index.

Industry Concentration Policy

     The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Index concentrates in the stocks of such particular industry or group of industries.

     As of June 30, 2009, 99.29% of the iShares(R) MSCI EAFE Index Fund's holdings consisted of equity securities, 0.00% consisted of cash and 0.70% was in other assets, including dividends booked but not yet received. On June 16, 2009, Barclays PLC ("Barclays"), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the "BlackRock Transaction"), subject to regulatory approvals and customary closing conditions. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the iShares(R) MSCI EAFE Index Fund current investment advisory agreement with BGFA. The iShares(R) MSCI EAFE Index Fund's Board of Trustees and its shareholders will need to approve a new investment advisory agreement. Information about the iShares(R) MSCI EAFE Index Fund is available on the iShares(R) website: www.iShares.com.

The MSCI EAFE Index

     The MSCI EAFE Index is calculated by or on behalf of MSCI. MSCI does not issue, sponsor, endorse, sell or promote the iShares(R) MSCI EAFE Index Fund. MSCI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. MSCI has no obligation or liability in connection with the operation, marketing or sale of the Notes.

     We have derived all information contained in this pricing supplement regarding the MSCI EAFE(R) Index from publicly available information. The Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Underlying Index.

     The Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of January 30, 2009, the Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The Index is reported by Bloomberg L.P. under the ticker symbol "MXEA."

Composition and Historical Performance of the ETF

     As of June 30, 2009, the top ten industry sectors in which the ETF had invested, and its top ten security holdings by company, were as follows:

SECTOR WEIGHTINGS
------------------------------------------------
1 Financials                              24.46%
------------------------------------------------
2 Industrials                             11.36%
------------------------------------------------
3 Consumer Discretionary                  10.01%
------------------------------------------------
4 Consumer Staples                         9.90%
------------------------------------------------
5 Materials                                9.27%
------------------------------------------------
6 Energy                                   8.59%
------------------------------------------------
7 Health Care                              8.25%
------------------------------------------------
8 Utilities                                6.30%
------------------------------------------------
9 Telecommunication Services               5.99%
------------------------------------------------
10 Information Technology                  5.15%
------------------------------------------------

TOP TEN SECURITY HOLDINGS
------------------------------------------------
1 BP PLC                                   1.76%
------------------------------------------------
2 HSBC Holdings PLC                        1.69%
------------------------------------------------
3 Nestle SA-Reg                            1.63%
------------------------------------------------
4 Total SA                                 1.38%
------------------------------------------------
5 Toyota Motor Corp                        1.24%
------------------------------------------------
6. Vodafone Group PLC                      1.21%
------------------------------------------------
7 Roche Holding AG-Genusschein             1.15%
------------------------------------------------
8 Telefonica SA                            1.15%
------------------------------------------------
9 Banco Santander SA                       1.14%
------------------------------------------------
10 BHP Billiton Ltd                        1.13%
------------------------------------------------
Source: www.iShares(R).com

     This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Reference Asset. We have derived all disclosures contained in this pricing supplement regarding the Reference Asset and the Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Asset or the Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Reference Asset or the Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Reference Asset (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset or the Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

     We are not making any representation to you as to the performance of the shares of the Reference Asset. As a prospective purchaser of Notes, you should undertake such independent investigation of the Reference Asset and the Index as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

     We and/or our affiliates may presently or from time to time engage in business with iShares(R). In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares(R) MSCI EAFE Index Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the iShares(R) MSCI EAFE Index Fund.

     iShares(R) is a registered trademark of Barclays Global Investors, N.A. ("BGI"). The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

                             Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2006, 2007, 2008, the first and second quarters of 2009, as well as for the period from July 1, 2009 through August 6, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                       iShares MSCI EAFE Index Fund (EFA)
                                (Aug-01 - Aug-08)
                                 [CHART OMITTED]



   Period-            Period-End          High Intra-Day            Low Intra-Day Price         Period-End Closing
 Start Date              Date              Price of the              of the Reference         Price of the Reference
                                        Reference Asset in              Asset in ($)               Asset in ($)
                                                ($)
 ----------              ----                   ---                     ------------               ------------
   1/1/2006            3/31/2006               65.52                       60.21                       64.92
   4/1/2006            6/30/2006               70.65                       59.4                        65.39
   7/1/2006            9/29/2006               68.52                       60.93                       67.75
  9/30/2006           12/29/2006               74.66                       67.61                       73.22

   1/1/2007            3/30/2007               77.18                       70.9                        76.26
  3/31/2007            6/29/2007               81.79                       76.05                       80.77
  6/30/2007            9/28/2007               83.8                        67.5                        82.59
  9/29/2007           12/31/2007               86.5                        78                          78.5

   1/1/2008            3/31/2008               79.22                       65.63                       71.9
   4/1/2008            6/30/2008               78.77                       68.06                       68.67
   7/1/2008            9/30/2008               68.39                       52                          56.3
  10/1/2008           12/31/2008               56.42                       35.53                       44.86

   1/1/2009            3/31/2009               45.62                       31.56                       37.59
   4/1/2009            6/30/2009               49.18                       37.28                       45.81
   7/1/2009             8/6/2009               51.71                       43.292                      50.97


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We expect that delivery of the Notes will be made against payment for the Notes on or about August 11, 2009, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                   $2,163,000
                                   [RBC LOGO]



                         Buffered Bullish Digital Notes
       Linked to the iShares(R) MSCI EAFE Index Fund, due August 12, 2010




                                 August 6, 2009